Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this joint Registration Statement on Form S-8 of our report dated January 27, 2025 relating to the financial statements of Carnival Corporation and Carnival plc and the effectiveness of Carnival Corporation and Carnival plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Carnival Corporation and Carnival plc for the year ended November 30, 2024.

/s/ Deloitte & Touche LLP

Miami, Florida

June 26, 2025